FUND ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of May  1, 2011 in New York, New York, by and between

Dreyfus Investment Funds, a Massachusetts trust (the “Fund”), and The Dreyfus Corporation, a New York corporation (hereinafter referred to as “Dreyfus”).

WHEREAS, the Fund is engaged in business as an open-end management investment company, is registered as such under the Investment Company Act of 1940, as amended (the “Act”), and is authorized to issue shares representing interests in the separate portfolios of investments listed on Appendix 1 to this Agreement, which Appendix 1 is incorporated into this Agreement by this reference (the “Portfolios”); and

WHEREAS, the parties desire to set forth their agreement with respect to the accounting, administrative and recordkeeping services (the “Services”) to be rendered by Dreyfus to the Fund;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and Dreyfus agree as follows:

1.       Services. The Fund hereby retains Dreyfus to provide the following Services to the Portfolios:

A.      Accounting Services.

(1)     Prepare and maintain, according to generally accepted accounting principles, general ledgers and financial statements of the Fund and the Portfolios, including the following:

(a)     Daily Preparation and Maintenance:

(i)       Detailed transaction ledgers listing all transactions affecting the Fund;

(ii)      Trial balance listing by account the beginning balance, all debits and credits, and the ending balance;

(iii)     Balance sheet, income statement and a portfolio listing summarizing net assets, net income, capitalization, and realized and unrealized gains and losses.

(b)     Monthly Preparation and Maintenance:

Statements of assets and liabilities, operations and changes in net assets, statements of gains and losses and statements of sales and redemptions.

(c)     Semi-Annual Preparation and Maintenance:

The same ledgers as are prepared monthly, plus per share statements, appreciation/depreciation statements, and fund share activity statements.

(2)       Obtain such data from the Fund’s transfer agent, custodian, and investment adviser as is necessary to calculate the net asset value of each class of shares of each Portfolio in the manner, and at such times and frequencies, as is required by the Act and by the Fund’s prospectus and statement of additional information.

B.      Control and Compliance.

(1)       Audit certain data and transactions of the Fund’s custodian, transfer agent and investment adviser by engaging in the following:

(a)     Daily Audit/Reconciliation Procedures:

(i)         Reconciliation of the custodian’s trust account activity including cash movement, cash balances, settlement of security purchases and sales, and settlement of Fund share purchases and sales;

(ii)        Reconciliation of the transfer agent’s activity in regard to Fund share movements and “as of” transactions;

(iii)       Monitoring of the investment adviser’s trading activity, including compliance and brokerage allocations.

(b)     Monthly Audit/Reconciliation Procedures:

(i)         Audit of the custodian’s holding of Fund assets and assets in transit, audit of the custodian’s fees charged to the Fund, and audit of credits for the Fund’s compensating balances;

(ii)        Audit of the transfer agent’s activity concerning dividend and redemption payouts and of the transfer agent’s fees charged to the Fund;

(iii)       Audit of the investment adviser’s fees charged to the Fund, including servicing and accounting fees.

(c)     Monitor Compliance with the Act:

(i)         Daily monitoring of the investment adviser’s trading activity, including compliance and brokerage allocation and commissions;

(ii)        Periodic monitoring of disclosures and record keeping.

C.      Reporting and Analysis.

(1)     Provide regulatory (Securities and Exchange Commission), shareholder and other miscellaneous reporting and, in particular, prepare and maintain the following required books, records, and other documents:

(a)     journals containing daily itemized records of all Portfolio securities purchases and sales, receipts and deliveries of securities, receipts and disbursements of cash, and all other debits and credits, in the form required by Rule 31a-1(b)(1) under the Act;

(b)     general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b)(1)(i) - (iii) under the Act;

(c)     a securities record or ledger reflecting separately for each portfolio security as of trade date all “long” and “short” positions, if any, carried by the Portfolios for the accounts of the Portfolios, and showing the location of all securities long and the off-setting positions of all securities short, in the form required by Rule 31a-1(b)(3) under the Act;

(d)     a record of all Portfolio purchases or sales, in the form required by Rule 31a-1(b)(6) under the Act;

(e)     a record of all puts, calls, spreads, straddles and other options, if any, in which the Portfolios have any direct or indirect interest or which the Portfolios have granted or guaranteed, in the form required by Rule 31a-1(b)(7) under the Act;

(f)      a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form required by Rule 31a-1(b)(8) under the Act;

(g)       price make-up sheets and such records as are necessary to reflect the determination of the net asset values of each class of the Portfolios;

(h)    Regulatory: semi-annual and annual Form N-SARs and quarterly Form 13-Fs.

(i)         Shareholder: semi-annual and annual statements of assets and liabilities, operations, changes in net assets, per share data, appreciation/depreciation, and share activity;

(j)         Media: weekly, monthly, quarterly, semi-annual and annual statistical data of the Funds, to be provided to newsletters and other investment industry publications such as lCl, Donahue, Lipper and the FINRA; and

(k)        Board of Trustees: such financial or accounting reports regarding the Portfolios as may be requested by the Fund’s Board of Trustees from time to time.

The foregoing books and records shall be maintained and preserved by Dreyfus in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the Act. All such books and records shall be the property of the Fund and, upon request therefor, Dreyfus shall surrender to the Fund such of the books and records so requested.

2.       Staff Maintenance. Dreyfus shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel may include officers of Dreyfus and persons employed or otherwise retained by Dreyfus to provide or assist in providing services to the Fund other than those Services to be provided pursuant to this Agreement.

3.       Facilities. Dreyfus shall, at its own expense, provide such office space, facilities and equipment (including, but not limited to, computer equipment, communication lines, and supplies) and such clerical help and other services as shall be necessary to provide the Services to the Portfolios. In addition, Dreyfus may arrange on behalf of the Fund to obtain pricing information regarding the Portfolios’ investment securities from such company or companies as are approved by a majority of the Fund’s board of trustees. The Fund shall be financially responsible to such company or companies for the reasonable cost of providing such pricing information.

4.     Fund Information. The Fund will, from time to time, furnish or otherwise make available to Dreyfus such information relating to the business and affairs of the Portfolios as Dreyfus may reasonably require in order to discharge its duties and obligations hereunder.

5.         Fees. For the services rendered and facilities furnished by Dreyfus under this Agreement, the Fund shall cause each Portfolio to pay Dreyfus an annual fee computed on a daily basis and paid on a monthly basis in accordance with the attached Fee Schedule.

In addition, after applying any other expense limitations or fee waivers that reduce the fees paid to Dreyfus under this Agreement, Dreyfus hereby agrees to waive any remaining fees under this Agreement to the extent that they exceed Dreyfus’ costs in providing the Services under this Agreement, as determined annually by Dreyfus in connection with the annual consideration of renewal of this Agreement by the Fund’s directors. In the event that the payments to Dreyfus under this Agreement exceed such costs in any calendar year, Dreyfus shall reimburse the Fund for such excess amount as soon as practicable after the amount of such costs has been determined. The Fund and Dreyfus shall adjust the accruals and payments of fees pursuant to this Agreement in such manner as they may deem necessary from time to time in order to seek to minimize the amount of any such reimbursement.

Dreyfus also shall be reimbursed for all out-of-pocket expenses incurred by Dreyfus in performing its services pursuant to this Agreement.  For purposes of the daily calculation of the fees payable hereunder, the most recently calculated net asset value of each Portfolio, as determined by a valuation made in accordance with the Fund’s procedure for calculating the net asset value of each class of each Portfolio as described in the Fund’s prospectus and/or statement of additional information, shall be used. During any period when the determination of a Portfolio’s net asset value is suspended by the trustees of the Fund, the net asset value of each class of each Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

6.      Access to Dreyfus’ Records. Dreyfus will permit representatives of the Fund, including the Fund’s independent auditors, to have reasonable access to the personnel and records of Dreyfus in order to enable such representatives to monitor the quality of services being provided and the level of fees due Dreyfus pursuant to this Agreement. In addition, Dreyfus shall promptly deliver to the board of trustees of the Fund such information as may reasonably be requested from time to time to permit the board of trustees to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

7.         Liability. Dreyfus shall not be liable to the Fund for any action taken or omitted to be taken by Dreyfus or its employees, agents or contractors in carrying out the provisions of this Agreement if such action was taken or omitted in good faith and without gross negligence or willful misconduct on the part of Dreyfus or its employees, agents or contractors.

8.      Indemnification by The Fund. The Fund shall indemnify Dreyfus and hold it harmless from and against any and all losses, damages, and expenses, including reasonable attorneys’ fees and expenses, incurred by Dreyfus which result from: (i) any claim, action, suit or proceeding in connection with Dreyfus’ entry into or performance of this Agreement; (ii) any action taken or omission to act committed by Dreyfus in the performance of its obligations hereunder; or (iii) any action of Dreyfus upon instructions reasonably believed in good faith by it to have been executed by a duly authorized officer or representative of the Fund; PROVIDED, HOWEVER, that Dreyfus shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence or willful misconduct on the part of Dreyfus or its employees, agents or contractors. Before confessing any claim against it which may be subject to indemnification by the Fund hereunder, Dreyfus shall give the Fund reasonable opportunity to defend against such claim in its own name or in the name of Dreyfus.

9.    Indemnification by Dreyfus. Dreyfus shall indemnify the Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Fund which result from: (i) Dreyfus’ lack of good faith in performing its obligations hereunder; or (ii) the gross negligence or willful misconduct of Dreyfus or its employees, agents or contractors in connection herewith. The Fund shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence or willful misconduct on the part of the Fund or its employees, agents or contractors other than Dreyfus, unless such gross negligence or willful misconduct results from or is accompanied by gross negligence or willful misconduct on the part of Dreyfus, any affiliated person of Dreyfus, or any affiliated person of an affiliated person of Dreyfus. Before confessing any claim against it which may be subject to indemnification hereunder, the Fund shall give Dreyfus reasonable opportunity to defend against such claim in its own name or in the name of the Fund.

10.       Effect of Agreement. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the trustees of the Fund and the Fund of their overall responsibility for and control of the conduct of the business and affairs of the Fund.

11.   Term and Termination. This Agreement shall remain in effect until April 4, 2012 and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon ninety days written notice to Dreyfus; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder) unless the board of trustees of the Fund approves such assignment; and (c) Dreyfus may terminate this Agreement without payment of penalty on ninety days written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

12.       Application of Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act.  To the extent the applicable law of the State of New York or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

13.       Obligations of the Fund. The obligations of the Fund under this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer or shareholder of the Fund individually.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

DREYFUS INVESTMENT FUNDS

By:

THE DREYFUS CORPORATION

By:

APPENDIX 1

TO

FUND ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

Dreyfus/The Boston Company Large Cap Core Fund

Dreyfus/The Boston Company Small Cap Value Fund

Dreyfus/The Boston Company Small Cap Growth Fund

Dreyfus/The Boston Company Small/Mid Cap Growth Fund

Dreyfus/The Boston Company Small Cap Tax-Sensitive Equity Fund

Dreyfus/The Boston Company Emerging Markets Core Equity Fund

Dreyfus/Standish Fixed Income Fund

Dreyfus/Standish Global Fixed Income Fund

Dreyfus/Standish International Fixed Income Fund

Dreyfus/Standish Intermediate Tax Exempt Bond Fund

Dreyfus/Newton International Equity Fund

FEE SCHEDULE

TO

FUND ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

Domestic Portfolios:

•   0.06% of the daily net assets of the Portfolio from $0 to $500 million;

•   0.04% of the daily net assets of the Portfolio from $500 million to $1 billion;

and

•   0.02% of the daily net assets of the Portfolio in excess of $1 billion.

International Portfolios:

 •   0.10% of the daily net assets of the Portfolio from $0 to $500 million;

•   0.065% of the daily net assets of the Portfolio from $500 million to $1 billion;

and

•   0.02% of the daily net assets of the Portfolio in excess of $1 billion.

Fees to be waived as set forth in Section 5 of the Agreement.